EXHIBIT 99.1

The Trustee of the LL&E Royalty Trust has several updates for Unit holders.

DENVER,CO July 25, 2012 (Marketwire) -- The LL&E Royalty Trust (LRTR.PK) is announcing a switch of the audit firm from KPMG LLP to the new selection of UHY LLP (“UHY”), effective immediately.  UHY will perform the audit work for the 2011 year-end results, as well as all ongoing audit work for the Trust.

Since being appointed as Trustee on November 10, 2011, James Barlett has conducted multiple meetings with the Working Interest Owners of which the Trust holds a Net Profits Interest, Quantum Resources Management LLC and ConocoPhillips.  The purpose of the meetings was to discuss the nature and status of the assets that are owned by the Trust, and decide on the best course of action to benefit Unit holders.  The Trustee has also be working to ensure prompt delivery of current financial statements to the Trust from the Working Interest Owners, and is working on getting current with financial statements produced to Unit holders.  Since assuming responsibilities, the Trustee has significantly reduced Trust administrative expenses in many areas.

The Trustee has re-engaged the incumbent reserve engineering firm, Miller & Lents, Ltd. to complete an updated reserve report as to the assets of the Trust, based on updated figures from the Working Interest Owners.  This report is currently in progress and will be summarized in the Trust’s next Annual Report on Form 10-K filed with the U.S. Securities Exchange Commission following the completion of the audit of the Trust’s financial statements for the year ended December 31, 2011.

The Trustee contact information is:

LL&E Royalty Trust
Naimish Patel – Ancillary Trustee
248-556-2915